WSFS Bank Center	WSFS Bank Place	1
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
July 25, 2022	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 2Q 2022 EPS OF $0.94 AND ROA OF 1.17%;
RESULTS REFLECT GROWTH IN LOANS AND DIVERSIFIED FEE REVENUE
BOARD APPROVED 15% DIVIDEND INCREASE AND NEW 10% SHARE AUTHORIZATION

WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the second quarter of 2022.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	2Q 2022	1Q 2022	2Q 2021
Net interest income	$153.6	$138.6	$106.7
Fee revenue	72.0	60.6	49.0
Total net revenue	225.6	199.1	155.8
Provision for (recovery of) credit losses	8.3	19.0	(67.6)
Noninterest expense	134.0	174.5	96.0
Net income attributable to WSFS	60.7	3.8	95.7
Pre-provision net revenue (PPNR)(1)	91.6	24.7	59.7
Earnings per share (EPS) (diluted)	0.94	0.06	2.01
Return on average assets (ROA) (a)	1.17%	0.07%	2.60%
Return on average equity (ROE) (a)	10.1	0.6	21.3
Efficiency ratio	59.3	87.5	61.6
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 2Q 2022, the corporate development and restructuring expense primarily relates to our combination with Bryn Mawr Trust and the unrealized gain on equity investments, net relates to our investment in CRED.ai.

	2Q 2022		1Q 2022		2Q 2021
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Unrealized gain on equity investments, net	$6.0	$0.07	$—	$—	$5.3	$0.08
Corporate development and restructuring expense	10.3	0.15	51.6	0.60	2.4	0.04
Loss on debt extinguishment	—	—	—	—	1.1	0.02
Contribution to WSFS CARES Foundation	—	—	—	—	1.0	0.02

(1) As used in this press release, PPNR is a non-GAAP financial measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision or (recovery of) credit losses. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	2
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said “Our second quarter results demonstrated the strength of our business model and unique market position as we continue to optimize our significant strategic investments over the past three years.”
“We remain on track to achieve the synergies identified from the Bryn Mawr Trust combination. In addition, commercial loan fundings were at the highest levels in recent history and we saw continued growth in our consumer loan portfolios. This performance combined with the growth in our fee businesses are positive indicators of the potential of our franchise.”
“Despite the uncertain near term economic outlook, our asset quality metrics remain very favorable with the increase in our ACL related to the loan growth in the quarter.”
“In alignment with our longstanding capital return philosophy, the Board approved a 15% increase in our quarterly common dividend to $0.15 per share and an additional 10% share repurchase authorization. These actions provide us with the flexibility to selectively invest in the franchise while maintaining the strength of our balance sheet.”
"During the quarter, WSFS was honored to be named a 2022 honoree of The Civic 50 Greater Philadelphia by the Philadelphia Foundation, in partnership with Points of Light and other local partners. This recognition is a result of the support of our Communities, including over 13,000 volunteer hours in 2021 by our dedicated Associates who continue to live our mission of 'We Stand For Service' every day."

WSFS Bank Center	WSFS Bank Place	3
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Highlights for 2Q 2022:
•Core ROA(2) was 1.27% in 2Q 2022 compared to 2.59% for 2Q 2021.
•Core EPS(2) was $1.02 in 2Q 2022 compared to $2.00 for 2Q 2021.
•Core fee revenue (noninterest income)(2) as a percentage of core net revenue(2) was a strong 30.0%.
•Total net credit costs were $8.0 million during the quarter. Results reflected a $5.6 million increase in the allowance for credit losses (“ACL”), due to loan growth, partially offset by releases related to acquired portfolio run-off and sale. The ACL coverage ratio was 1.13% at June 30, 2022.
•WSFS repurchased 1,185,602 shares at an average price of $40.74, totaling an aggregate of $48.3 million.
•The Board of Directors approved a 15% increase in our quarterly cash dividend to $0.15 per share and a new share repurchase authorization of 10% outstanding shares. At June 30, 2022, 14% shares were available to be repurchased.
•KCMI Capital, Inc. (“KCMI”) is a specialized commercial lending unit acquired in the Bryn Mawr Trust merger, which was not core to our overall lending strategy. The loan portfolio was sold at par value for $55.5 million.
•The BMT Insurance Advisors (“BMTIA”) business was sold to Patriot Growth Insurance Services, LLC.
•WSFS recognized a $6.0 million unrealized gain on our equity investment with CRED.ai, a Philadelphia-based fintech partner that provides a mobile-based everyday card spending experience.
•$1.1 billion of available-for-sale (“AFS”) mortgage-backed securities (“MBS”), or 19% of AFS portfolio, were designated as held-to-maturity (“HTM”) at June 30, 2022 to limit the capital impact from the rising interest rate environment.

(2) As used in this press release, core ROA, core EPS, core fee revenue (noninterest income), core net revenue and core fee revenue as a percentage of core net revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	4
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Second Quarter 2022 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at June 30, 2022 compared to March 31, 2022 and June 30, 2021:

Loans and Leases
(Dollars in millions)	June 30, 2022		March 31, 2022		June 30, 2021
Commercial & industrial (C&I)(4)	$4,444	39%	$4,384	39%	$3,456	42%
Commercial mortgage	3,322	29	3,361	30	2,025	25
Construction	934	8	924	8	779	9
Commercial small business leases	513	5	491	4	292	4
Total commercial loans	9,213	81	9,160	81	6,552	80
Residential mortgage	808	7	862	8	720	9
Consumer	1,522	13	1,382	12	1,105	13
ACL	(142)	(1)	(136)	(1)	(132)	(2)
Net loans and leases	$11,401	100%	$11,268	100%	$8,245	100%
(4) C&I loans include PPP loans.
At June 30, 2022, WSFS’ net loan and lease portfolio increased $133.4 million, or 5% (annualized), when compared with March 31, 2022. Excluding the sale of KCMI and run-off of acquired residential mortgage portfolio, net loans and leases increased $225.1 million, or 8% (annualized), primarily due to increases of $140.5 million in our consumer portfolio driven by our partnerships with Upstart and Spring EQ, $93.6 million in C&I, and $22.2 million in commercial small business leases, partially offset by decrease of $17.6 million in our commercial mortgage portfolio.
Net loans and leases at June 30, 2022 increased $3.2 billion when compared with June 30, 2021. The increase was primarily driven by the $3.5 billion of net loans and leases acquired in the combination with Bryn Mawr Trust, partially offset by a $217.7 million decrease in PPP loans.

WSFS Bank Center	WSFS Bank Place	5
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
The following table summarizes customer deposit balances and composition at June 30, 2022 compared to March 31, 2022 and June 30, 2021:

Customer Deposits
(Dollars in millions)	June 30, 2022		March 31, 2022		June 30, 2021
Noninterest demand	$6,552	38%	$6,639	37%	$4,328	34%
Interest-bearing demand	3,396	20	3,292	19	2,633	21
Savings	2,313	13	2,279	13	1,928	15
Money market	3,882	23	4,179	24	2,723	22
Total core deposits	16,143	94	16,389	93	11,612	92
Customer time deposits	1,104	6	1,156	7	1,052	8
Total customer deposits	$17,247	100%	$17,545	100%	$12,664	100%
Total customer deposits were $17.2 billion at June 30, 2022, a $298.2 million decrease from March 31, 2022 primarily due to a $128.7 million decline in short-term transaction related trust deposits and ongoing balance sheet management strategy to sweep $58.8 million in deposits.
Customer deposits increased by $4.6 billion from June 30, 2021 primarily driven by the $4.1 billion of deposits acquired in the combination with Bryn Mawr Trust and strong customer relationships across lending and fee based business lines, including $652.4 million of higher institutional trust deposits from Wealth Management.
Core deposits were a strong 94% of total customer deposits, and no- and low-cost checking accounts represented a robust 58% of total customer deposits, at June 30, 2022. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. More than half of our core deposits, or 56%, from our Commercial, Small Business and Wealth Management customer relationships. The ratio of net loans and leases to customer deposits was 66% at June 30, 2022, reflecting continued significant capacity to fund future loan growth.

WSFS Bank Center	WSFS Bank Place	6
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Net Interest Income

	Three Months Ending
(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Net interest income before purchase accretion	$148.4	$135.2	$93.4
Purchase accounting accretion	5.2	3.2	7.6
Net interest income before PPP	153.6	138.4	101.0
PPP	—	0.2	5.7
Net interest income	$153.6	$138.6	$106.7

Net interest margin before purchase accretion	3.29%	2.94%	2.91%
Purchase accounting accretion	0.11	0.07	0.24
Net interest margin before PPP	3.40	3.01	3.15
PPP	—	—	0.08
Net interest margin	3.40%	3.01%	3.23%
Net interest income increased $15.1 million, or 11% (not annualized), compared to 1Q 2022, primarily due to $9.9 million from the rising interest rate environment, $3.2 million from loan growth and balance sheet mix, and $2.0 million from higher purchase accounting accretion. Net interest income increased $46.9 million, or 44%, compared to 2Q 2021, primarily due to a $55.0 million increase from the balance sheet size and mix due to the combination with Bryn Mawr Trust, offset by $5.7 million from the impact of PPP loans and a $2.4 million decrease in purchase accounting accretion.
Net interest margin increased 39bps from 1Q 2022 attributable to 26bps due to impact from the rising interest rate environment, 9bps from balance sheet mix, and 4bps from higher purchase accounting accretion. Net interest margin increased 17bps from 2Q 2021, due to a favorable increase of 38bps from the balance sheet size and mix, offset by reductions of 13bps from lower purchase accounting accretion and 8bps from PPP loans.
Excess customer liquidity reduced net interest margin by approximately 36bps compared to a reduction of 50bps in 2Q 2021 and 44bps in 1Q 2022. Excess customer liquidity as of June 30, 2022 decreased to $4.1 billion as compared to $4.7 billion at March 31, 2022, primarily driven by a reduced volumes in interest-earning cash from decreases in customer funding of $298.2 million, brokered deposits of $55.7 million, and loan growth of $139.0 million.

WSFS Bank Center	WSFS Bank Place	7
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Credit Quality
The following table summarizes credit quality metrics as of and for the period ended June 30, 2022 compared to March 31, 2022 and June 30, 2021.

(Dollars in millions)	June 30, 2022	March 31, 2022	June 30, 2021
Problem assets	$567.5	$618.1	$624.9
Nonperforming assets	33.9	37.8	40.1
Delinquencies	59.5	54.6	54.5
Net charge-offs	2.6	3.3	4.8
Total net credit costs (recoveries) (r)	8.0	19.3	(68.1)
Problem assets to total Tier 1 capital plus ACL	26.24%	28.79%	39.73%
Classified assets to total Tier 1 capital plus ACL	16.65	18.58	26.06
Ratio of nonperforming assets to total assets	0.16	0.18	0.26
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.10	0.12	0.17
Delinquencies to gross loans	0.52	0.48	0.66
Ratio of quarterly net charge-offs to average gross loans	0.09	0.12	0.23
Ratio of allowance for credit losses to total loans and leases (q)	1.13	1.19	1.59
Ratio of allowance for credit losses to nonaccruing loans	676	591	551
See “Notes”
Overall credit metric ratios remained positive and stable during the quarter and continued to reflect the strength of the originated and acquired portfolios. Total problem assets(5) decreased to $567.5 million at June 30, 2022 compared to $618.1 million at March 31, 2022, primarily from upgrades in commercial mortgage loans and our hotel sector. Total problem assets to total Tier 1 capital plus ACL was 26.24% at June 30, 2022, compared to 28.79% at March 31, 2022. Delinquencies to gross loans increased to 0.52% at June 30, 2022 compared to 0.48% at March 31, 2022.
The ratio of nonperforming assets to total assets decreased to 0.16% at June 30, 2022 compared to 0.18% at March 31, 2022. The ratio of nonperforming assets (excluding accruing TDRs) to total assets at June 30, 2022 decreased to 0.10% as compared to 0.12% at March 31, 2022. Net charge-offs for 2Q 2022 were $2.6 million, or 0.09% (annualized) of average gross loans.
Total net credit costs were $8.0 million in the quarter as compared to $19.3 million in 1Q 2022. The decrease in credit costs was primarily due to the initial provision for credit losses of $23.5 million recorded in 1Q 2022 in connection with the combination with Bryn Mawr Trust. The ACL of $142.0 million as of June 30, 2022 increased $5.6 million from March 31, 2022, primarily due to loan growth, partially offset by releases from the sale of KCMI and our acquired residential mortgage run-off portfolio.
(5) Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	WSFS Bank Place	8
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Fee Revenue
Core fee revenue (noninterest income) of $66.0 million increased $5.5 million, or 9% (not annualized), compared to 1Q 2022, primarily driven by increases of $1.9 million in Cash Connect®, $1.9 million from capital markets income, and $1.3 million of other banking fees, including fees associated with our consumer lending partnerships as well as gain on sale of SBA loans.
Core fee revenue increased $22.3 million, or 51%, compared to 2Q 2021, primarily driven by a $17.2 million increase in Wealth Management revenue, of which $15.2 million was attributable to the combination with Bryn Mawr Trust. In addition the year-over-year increase included $3.5 million of other banking fees, including fees associated with our consumer lending partnerships, gain on sale of SBA loans and traditional bank service fees, $3.4 million in capital markets income, and $0.8 million in Cash Connect®. Partially offsetting the increase was a $2.2 million decline in mortgage banking fees primarily resulting from the decline in refinancing originations compared to the historically higher levels in 2Q 2021.
For 2Q 2022, core fee revenue was 30.0% of core net revenue compared to 30.4% in 1Q 2022 and 29.0% in 2Q 2021, and continues to be well diversified among various sources, including traditional and other banking fees, mortgage banking, capital markets, Wealth Management, and Cash Connect®.

WSFS Bank Center	WSFS Bank Place	9
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Core Noninterest Expense(6)
Core noninterest expense of $123.7 million for 2Q 2022 increased $0.8 million compared to 1Q 2022 primarily from increases of $3.5 million of higher variable operating costs to support growth in our balance sheet and fee-based businesses. This increase was offset by a decrease of $2.7 million in salaries and benefits as the first quarter's expenses were elevated due to routine annual incentive payments and related costs that were paid during the quarter.
When compared to 2Q 2021, core noninterest expense increased $32.2 million compared to $91.5 million in 2Q 2021, primarily due to higher costs from the acquisition of Bryn Mawr Trust. These higher costs support the overall franchise growth of the combined company, including $15.8 million in salaries and benefits, and $6.2 million in equipment, occupancy and amortization expenses. In addition, there was $4.7 million of higher variable operating costs as described above. Our core efficiency ratio(6) was 56.2% in 2Q 2022, compared to 61.7% in 1Q 2022 and 60.7% in 2Q 2021 primarily due to the impact of higher net interest income.
Income Taxes
We recorded a $22.4 million income tax provision in 2Q 2022, compared to a $1.7 million income tax provision in 1Q 2022 and $31.7 million in 2Q 2021. The effective tax rate was 26.9% in 2Q 2022, compared to 30.5% in 1Q 2022 and 24.9% in 2Q 2021.
The 1Q 2022 elevated effective tax rate was the result of nondeductible merger costs associated with the acquisition of Bryn Mawr Trust. The increase in effective tax rate for 2Q 2022 relative to 2Q 2021 was primarily due to discrete tax expense of $1.4 million related to nondeductible goodwill written off during the sale of BMTIA. Excluding this item, our effective tax rate in 2Q 2022 was 25.2%.

(6) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the recovery of a legal settlement. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	10
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Capital Management
The Board of Directors approved a 15% increase in the quarterly cash dividend to $0.15 per share of common stock. This dividend will be paid on August 19, 2022 to stockholders of record as of August 5, 2022. The Board of Directors also approved an additional share repurchase authorization of 10% of outstanding shares as of June 30, 2022.
During 2Q 2022, WSFS repurchased 1,185,602 shares of common stock for an aggregate of $48.3 million. As of June 30, 2022, including the additional share repurchase authorization, WSFS has 8,615,301 shares, or approximately 14% of outstanding shares, remaining to repurchase under its current authorizations.
WSFS’ total stockholders’ equity decreased $205.1 million, or 8% (not annualized), during 2Q 2022. The decrease was primarily due to a decline in accumulated other comprehensive income (AOCI) of $205.1 million from market-value decreases on investment securities resulting from the current rising interest rate environment. Additionally, quarterly earnings of $60.7 million were offset by capital returns to stockholders of $48.3 million from share repurchases described above, and $8.4 million from quarterly dividends.
At June 30, 2022, WSFS Bank’s Tier 1 leverage ratio of 10.02%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.60%, and Total Capital ratio of 14.57% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
WSFS’ tangible common equity(7) decreased $192.8 million, or 13% (not annualized) compared to March 31, 2022. WSFS’ common equity to assets ratio was 11.27% at June 30, 2022, and our tangible common equity to tangible assets ratio(7) decreased by 84bps during the quarter to 6.63% primarily due to the reasons described above.
At June 30, 2022, book value per share was $36.41, a decrease of $2.53, or 6% (not annualized), from March 31, 2022, and tangible common book value per share(7) was $20.37, a decrease of $2.62, or 11% (not annualized), from March 31, 2022 primarily due to the reasons described above.

(7) As used in this press release, tangible common equity, tangible common equity to tangible assets ratio and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	11
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, insurance and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $60.3 billion in assets under management (AUM) and assets under administration (AUA) as of June 30, 2022. As previously disclosed, Bryn Mawr Trust will be the prominent brand within our Wealth Management segment.
Wealth Management reported pre-tax income of $20.2 million in 2Q 2022 compared to $15.5 million in 1Q 2022, and $10.7 million in 2Q 2021. The quarter-over-quarter increase was primarily attributable to net interest income growth in private banking from the favorable interest rate environment, revenue growth in the administrative trust businesses and a decline in certain credit-related and legal expenses. The year-over-year increase was mainly from the combination of Bryn Mawr Trust.
Total revenue (net interest income and fee revenue) was $43.3 million in 2Q 2022, an increase of $4.3 million, or 11% (not annualized), compared to 1Q 2022, and an increase of $22.9 million, or 112%, compared to 2Q 2021. These increases were primarily due to the reasons described above.
The administrative trust businesses revenue was $16.0 million in 2Q 2022 compared to $15.2 million in 1Q 2022, and $10.8 million in 2Q 2021. The quarter-over-quarter increase was primarily attributable to institutional service organic growth, supported by continued strength in corporate activity and new client relationships which drove a 40.7% increase in deal volume during the first half of 2022, compared to the same period in 2021, as reported by Asset Backed Alert.
The wealth advisory businesses revenue was $14.5 million in 2Q 2022 compared to $14.4 million in 1Q 2022 and $3.9 million in 2Q 2021. Net AUM of $7.6 billion at the end of 2Q 2022 decreased $1.3 billion compared to 1Q 2022, and increased $5.1 billion compared to 2Q 2021. The quarter-over-quarter decline was primarily impacted by the decline in equity and fixed income markets.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $22.8 million in 2Q 2022, compared to $23.8 million in 1Q 2022 and $10.9 million in 2Q 2021. Noninterest expenses decreased $1.0 million from 1Q 2022 and increased $11.9 million from 2Q 2021 primarily due to the reasons described above.

WSFS Bank Center	WSFS Bank Place	12
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services over 34,000 non-bank ATMs and retail safes nationwide supplying or servicing approximately $2.0 billion in cash at June 30, 2022. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $2.3 million for 2Q 2022, an increase of $0.6 million, or 31% (not annualized), compared to 1Q 2022 driven by increased managed services activity, and a decrease of $0.9 million compared to 2Q 2021 driven by lower ATM vault cash activity and increased operating costs associated with the rising interest rate environment. ROA of 1.26% in 2Q 2022 increased 14bps from 1Q 2022 and decreased 82bps from 2Q 2021 driven by a shift in funding composition mix and lower net income.
Net revenue of $11.6 million in 2Q 2022 was up $1.2 million from 1Q 2022 driven by higher managed service fee revenue and the rising interest rate environment (offset by higher external funding expense). Net revenue was flat year-over-year from 2Q 2021 with higher fee revenue offset by increased cost of funds.
Noninterest expense (including intercompany allocations of expense) was $9.3 million in 2Q 2022, an increase of $0.6 million higher compared to 1Q 2022 driven by armored carrier expense and external funding expense, and $0.9 million higher compared to 2Q 2021 driven by higher external funding and operating expense.
At the end of 2Q 2022, Cash Connect® had approximately $2.0 billion in cash managed, driven by year-over-year growth in remote cash capture and reconciliation units (18% and 15%, respectively). Cash Connect® intends to continue to focus on investment in its growing product lines and expand these services across the country, alongside a wide network and strong pipeline of channel partners, retailers, and top-tier financial institutions.

WSFS Bank Center	WSFS Bank Place	13
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Second Quarter 2022 Earnings Release Conference Call
Management will conduct a conference call to review 2Q 2022 results at 1:00 p.m. Eastern Time (ET) on Tuesday, July 26, 2022. Interested parties may register in advance for the call on our Investor Relations website (www.investors.wsfsbank.com). A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on July 26, 2022 until August 6, 2022 and can be accessed through our Investor Relations website.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-headquartered bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of June 30, 2022, WSFS Financial Corporation had $20.6 billion in assets on its balance sheet and $60.3 billion in assets under management and administration. WSFS operates from 121 offices, 94 of which are banking offices, located in Pennsylvania (62), Delaware (39), New Jersey (18), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, WSFS Wealth® Investments, and The Bryn Mawr Trust Company of Delaware. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	WSFS Bank Place	14
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels, interest rates, inflation, supply chain issues and slowdowns in economic growth, including as a result of the novel coronavirus and its variants ("COVID-19") pandemic; possible additional loan losses and impairment of the collectability of loans; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders, vaccine mandates and other actions taken in response to the COVID-19 pandemic; the continuation of these conditions related to the COVID-19 pandemic, including whether due to a resurgence or additional waves of COVID-19 infections or variants thereof, particularly as the geographic areas in which we operate continue to re-open, and how quickly and to what extent normal economic and operating conditions can resume and the potential waning of vaccine effectiveness or effects of low vaccination rates; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, the changing interest rate environment and inflation, that may limit the Company's access to additional funding to meet its liquidity needs; the discontinued publication of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Financing Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing, residential, small business and Small Business Administration portfolios and wealth management business following its recent acquisition of Bryn Mawr Trust; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its recent acquisition of Bryn Mawr Trust; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, armed conflicts, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2021, the Company's Form 10-Q for the quarterly period ended March 31, 2022, and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	WSFS Bank Place	15
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Interest income:
Interest and fees on loans	$129,342	$118,881	$98,645	$248,223	$207,497
Interest on mortgage-backed securities	27,377	23,113	12,506	50,490	23,210
Interest and dividends on investment securities	1,340	1,321	1,383	2,661	2,832
Other interest income	1,961	822	368	2,783	644
	160,020	144,137	112,902	304,157	234,183
Interest expense:
Interest on deposits	3,766	3,128	3,778	6,894	8,274
Interest on Federal Home Loan Bank advances	—	—	—	—	5
Interest on senior debt	1,949	1,929	2,053	3,878	4,319
Interest on trust preferred borrowings	682	513	317	1,195	641
Interest on other borrowings	8	9	5	17	10
	6,405	5,579	6,153	11,984	13,249
Net interest income	153,615	138,558	106,749	292,173	220,934
Provision for (recovery of) credit losses	8,268	18,971	(67,563)	27,239	(87,723)
Net interest income after provision for (recovery of) credit losses	145,347	119,587	174,312	264,934	308,657
Noninterest income:
Credit/debit card and ATM income	8,772	7,681	7,567	16,453	14,372
Investment management and fiduciary revenue	31,192	30,181	15,360	61,373	29,613
Deposit service charges	6,071	5,825	5,319	11,896	10,779
Mortgage banking activities, net	2,211	2,898	4,453	5,109	13,053
Loan and lease fee income	1,698	1,334	1,730	3,032	5,215
Securities gains, net	—	—	—	—	329
Unrealized gain (loss) on equity investment, net	5,991	(3)	5,261	5,988	5,261
Bank-owned life insurance income	374	105	695	479	900
Other income	15,720	12,553	8,633	28,273	17,318
	72,029	60,574	49,018	132,603	96,840
Noninterest expense:
Salaries, benefits and other compensation	68,189	70,930	52,408	139,119	105,546
Occupancy expense	9,902	10,792	8,083	20,694	16,543
Equipment expense	10,388	10,373	7,338	20,761	14,729
Data processing and operations expense	5,288	5,359	3,444	10,647	6,829
Professional fees	5,273	3,451	3,401	8,724	7,257
Marketing expense	1,637	1,266	1,286	2,903	2,278
FDIC expenses	1,468	1,391	1,056	2,859	2,125
Loss on debt extinguishment	—	—	1,087	—	1,087
Loan workout and other credit costs	(226)	328	(552)	102	568
Corporate development expense	6,393	34,038	2,543	40,431	4,638
Restructuring expense	3,934	17,514	(144)	21,448	(409)
Other operating expenses	21,803	19,015	16,082	40,818	30,460
	134,049	174,457	96,032	308,506	191,651
Income before taxes	83,327	5,704	127,298	89,031	213,846
Income tax provision	22,425	1,737	31,687	24,162	53,094
Net income	60,902	3,967	95,611	64,869	160,752
Less: Net income (loss) attributable to noncontrolling interest	162	163	(56)	325	3
Net income attributable to WSFS	$60,740	$3,804	$95,667	$64,544	$160,749
Diluted earnings per share of common stock:	$0.94	$0.06	$2.01	$1.00	$3.37
Weighted average shares of common stock outstanding for fully diluted EPS	64,283,288	65,127,000	47,691,709	64,696,053	47,675,223
See “Notes”

WSFS Bank Center	WSFS Bank Place	16
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Performance Ratios:
Return on average assets (a)	1.17%	0.07%	2.60%	0.62%	2.23%
Return on average equity (a)	10.13	0.57	21.32	5.08	18.15
Return on average tangible common equity (a)(o)	18.61	1.58	31.43	9.14	26.99
Net interest margin (a)(b)	3.40	3.01	3.23	3.20	3.40
Efficiency ratio (c)	59.29	87.51	61.55	72.52	60.21
Noninterest income as a percentage of total net revenue (b)	31.86	30.39	31.42	31.17	30.43
See “Notes”

WSFS Bank Center	WSFS Bank Place	17
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Assets:
Cash and due from banks	$1,036,554	$1,784,460	$1,944,059
Cash in non-owned ATMs	633,710	490,784	470,157
Investment securities, available-for-sale	4,496,087	5,495,929	3,366,579
Investment securities, held-to-maturity	1,064,182	84,898	95,126
Other investments	37,527	30,980	28,635
Net loans and leases (e)(f)(l)	11,401,486	11,268,099	8,245,019
Bank owned life insurance	100,515	100,364	32,759
Goodwill and intangibles	1,019,857	1,032,189	551,951
Other assets	760,298	676,971	414,576
Total assets	$20,550,216	$20,964,674	$15,148,861
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$6,551,542	$6,638,890	$4,328,060
Interest-bearing deposits	10,695,127	10,906,016	8,335,960
Total customer deposits	17,246,669	17,544,906	12,664,020
Brokered deposits	22,938	78,638	62,825
Total deposits	17,269,607	17,623,544	12,726,845
Other borrowings	369,783	372,402	236,470
Other liabilities	597,950	450,911	303,735
Total liabilities	18,237,340	18,446,857	13,267,050
Stockholders’ equity of WSFS	2,315,360	2,520,463	1,884,054
Noncontrolling interest	(2,484)	(2,646)	(2,243)
Total stockholders' equity	2,312,876	2,517,817	1,881,811
Total liabilities and stockholders' equity	$20,550,216	$20,964,674	$15,148,861
Capital Ratios:
Equity to asset ratio	11.27%	12.02%	12.44%
Tangible common equity to tangible asset ratio (o)	6.63	7.47	9.13
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.60	13.93	14.21
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.02	9.98	10.11
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.60	13.93	14.21
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.57	14.89	15.41
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$21,011	$23,087	$24,024
Troubled debt restructuring (accruing)	12,484	12,933	14,997
Assets acquired through foreclosure	358	1,818	1,044
Total nonperforming assets	$33,853	$37,838	$40,065
Past due loans (h)	$11,894	$11,623	$8,533
Allowance for credit losses	141,976	136,334	132,423
Ratio of nonperforming assets to total assets	0.16%	0.18%	0.26%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.10	0.12	0.17
Ratio of allowance for credit losses to total loans and leases (q)	1.13	1.19	1.59
Ratio of allowance for credit losses to nonaccruing loans	676	591	551
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.09	0.12	0.23
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.10	0.12	0.20
See “Notes”

WSFS Bank Center	WSFS Bank Place	18
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$4,831,874	$56,950	4.74%	$4,851,090	$52,466	4.39%	$3,900,612	$46,039	4.74%
Commercial real estate loans (s)	4,238,090	43,448	4.11	4,292,159	40,639	3.84	2,791,438	28,277	4.06
Residential mortgage	787,909	8,774	4.45	843,699	9,657	4.58	647,442	11,271	6.96
Consumer loans	1,463,391	19,232	5.27	1,357,970	15,284	4.56	1,123,440	11,950	4.27
Loans held for sale	66,502	938	5.66	74,694	835	4.53	131,460	1,108	3.38
Total loans and leases	11,387,766	129,342	4.56	11,419,612	118,881	4.22	8,594,392	98,645	4.61
Mortgage-backed securities (d)	5,282,333	27,377	2.07	5,223,794	23,113	1.77	2,978,331	12,506	1.68
Investment securities (d)	295,845	1,340	2.13	330,826	1,321	1.82	318,415	1,383	1.97
Other interest-earning assets	1,206,849	1,961	0.65	1,721,659	822	0.19	1,414,264	368	0.10
Total interest-earning assets	$18,172,793	$160,020	3.54%	$18,695,891	$144,137	3.13%	$13,305,402	$112,902	3.41%
Allowance for credit losses	(136,773)			(134,780)			(194,211)
Cash and due from banks	268,485			209,730			176,015
Cash in non-owned ATMs	566,174			509,568			468,136
Bank owned life insurance	100,356			100,756			32,329
Other noninterest-earning assets	1,766,854			1,638,727			998,948
Total assets	$20,737,889			$21,019,892			$14,786,619
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$3,348,511	$941	0.11%	$3,435,377	$581	0.07%	$2,560,283	$531	0.08%
Savings	2,281,051	159	0.03	2,262,026	162	0.03	1,922,342	149	0.03
Money market	3,984,562	1,231	0.12	4,092,835	925	0.09	2,754,895	801	0.12
Customer time deposits	1,142,139	1,273	0.45	1,173,023	1,323	0.46	1,078,296	1,842	0.69
Total interest-bearing customer deposits	10,756,263	3,604	0.13	10,963,261	2,991	0.11	8,315,816	3,323	0.16
Brokered deposits	35,469	162	1.83	63,376	137	0.88	63,407	455	2.88
Total interest-bearing deposits	10,791,732	3,766	0.14	11,026,637	3,128	0.12	8,379,223	3,778	0.18
Trust preferred borrowings	90,312	682	3.03	90,263	513	2.30	67,011	317	1.90
Senior debt	248,448	1,949	3.14	248,565	1,929	3.10	228,260	2,053	3.60
Other borrowed funds	31,045	8	0.10	38,396	9	0.10	21,661	5	0.09
Total interest-bearing liabilities	$11,161,537	$6,405	0.23%	$11,403,861	$5,579	0.20%	$8,696,155	$6,153	0.28%
Noninterest-bearing demand deposits	6,631,062			6,450,783			3,963,476
Other noninterest-bearing liabilities	543,587			445,855			329,341
Stockholders’ equity of WSFS	2,404,262			2,722,263			1,799,839
Noncontrolling interest	(2,559)			(2,870)			(2,192)
Total liabilities and equity	$20,737,889			$21,019,892			$14,786,619
Excess of interest-earning assets over interest-bearing liabilities	$7,011,256			$7,292,030			$4,609,247
Net interest and dividend income		$153,615			$138,558			$106,749
Interest rate spread			3.31%			2.93%			3.13%
Net interest margin			3.40%			3.01%			3.23%
See “Notes”

WSFS Bank Center	WSFS Bank Place	19
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Market price of common stock:
High	$48.62	$56.30	$55.12	$56.30	$55.18
Low	37.03	46.51	46.32	37.03	40.64
Close	40.09	46.62	46.59	40.09	46.59
Book value per share of common stock	36.41	38.94	39.63
Tangible common book value per share of common stock (o)	20.37	22.99	28.02
Number of shares of common stock outstanding (000s)	63,587	64,735	47,535
Other Financial Data:
One-year repricing gap to total assets (k)	11.31%	12.19%	14.38%
Weighted average duration of the MBS portfolio	6.0 years	5.5 years	4.6 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(395,212)	$(309,792)	$14,147
Number of Associates (FTEs) (m)	2,209	2,265	1,859
Number of offices (branches, LPO’s, operations centers, etc.)	121	122	112
Number of WSFS owned and branded ATMs	617	630	614
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for (recovery of) credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.

WSFS Bank Center	WSFS Bank Place	20
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net interest income (GAAP)	$153,615	$138,558	$106,749	$292,173	$220,934
Core net interest income (non-GAAP)	153,615	138,558	106,749	292,173	220,934
Noninterest income (GAAP)	72,029	60,574	49,018	132,603	96,840
Less: Securities gains	—	—	—	—	329
Less/(plus): Unrealized gain (loss) on equity investments, net	5,991	(3)	5,261	5,988	5,261
Core fee revenue (non-GAAP)	$66,038	$60,577	$43,757	$126,615	$91,250
Core net revenue (non-GAAP)	$219,653	$199,135	$150,506	$418,788	$312,184
Core net revenue (non-GAAP)(tax-equivalent)	$220,095	$199,349	$150,755	$419,444	$312,697
Noninterest expense (GAAP)	$134,049	$174,457	$96,032	$308,506	$191,651
Less: Loss on debt extinguishment	—	—	1,087	—	1,087
Less: Corporate development expense	6,393	34,038	2,543	40,431	4,638
Less/(plus): Restructuring expense	3,934	17,514	(144)	21,448	(409)
Less: Contribution to WSFS CARES Foundation	—	—	1,000	—	1,000
Core noninterest expense (non-GAAP)	$123,722	$122,905	$91,546	$246,627	$185,335
Core efficiency ratio (non-GAAP)	56.2%	61.7%	60.7%	58.8%	59.3%
Core fee revenue as a percentage of total core net revenue (non-GAAP) (b)	30.0%	30.4%	29.0%	30.2%	29.2%

	End of period
	June 30, 2022	March 31, 2022	June 30, 2021
Total assets (GAAP)	$20,550,216	$20,964,674	$15,148,861
Less: Goodwill and other intangible assets	1,019,857	1,032,189	551,951
Total tangible assets (non-GAAP)	$19,530,359	$19,932,485	$14,596,910
Total stockholders’ equity of WSFS (GAAP)	$2,315,360	$2,520,463	$1,884,054
Less: Goodwill and other intangible assets	1,019,857	1,032,189	551,951
Total tangible common equity (non-GAAP)	$1,295,503	$1,488,274	$1,332,103

Tangible common book value per share:
Book value per share (GAAP)	$36.41	$38.94	$39.63
Tangible common book value per share (non-GAAP)	20.37	22.99	28.02
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	11.27%	12.02%	12.44%
Tangible common equity to tangible assets ratio (non-GAAP)	6.63	7.47	9.13

WSFS Bank Center	WSFS Bank Place	21
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
GAAP net income attributable to WSFS	$60,740	$3,804	$95,667	$64,544	$160,749
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gain (loss) on equity investments, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	4,336	51,555	(775)	55,891	726
(Plus)/less: Tax impact of pre-tax adjustments	334	(12,344)	510	(12,358)	521
Adjusted net income (non-GAAP) attributable to WSFS	$65,410	$43,015	$95,402	$108,077	$161,996

GAAP return on average assets (ROA)	1.17%	0.07%	2.60%	0.62%	2.23%
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gain (loss) on equity investments, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	0.08	0.99	(0.02)	0.54	0.01
(Plus)/less: Tax impact of pre-tax adjustments	0.02	(0.23)	0.01	(0.12)	0.01
Core ROA (non-GAAP)	1.27%	0.83%	2.59%	1.04%	2.25%

Earnings per share (diluted) (GAAP)	$0.94	$0.06	$2.01	$1.00	$3.37
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gain (loss) on equity investments, loss on debt extinguishment, corporate development and restructuring expense, and contribution to WSFS CARES Foundation	0.07	0.79	(0.02)	0.86	0.02
(Plus)/less: Tax impact of pre-tax adjustments	0.01	(0.19)	0.01	(0.19)	0.01
Core earnings per share (non-GAAP)	$1.02	$0.66	$2.00	$1.67	$3.40

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$60,740	$3,804	$95,667	$64,544	$160,749
Plus: Tax effected amortization of intangible assets	2,940	2,980	1,996	5,921	4,000
Net tangible income (non-GAAP)	$63,680	$6,784	$97,663	$70,465	$164,749
Average stockholders’ equity of WSFS	$2,404,262	$2,722,263	$1,799,839	$2,562,384	$1,785,907
Less: average goodwill and intangible assets	1,032,131	982,800	553,665	1,007,602	554,997
Net average tangible common equity	$1,372,131	$1,739,463	$1,246,174	$1,554,782	$1,230,910
Return on average tangible common equity (non-GAAP)	18.61%	1.58%	31.43%	9.14%	26.99%

WSFS Bank Center	WSFS Bank Place	22
500 Delaware Avenue,	1818 Market St,
Wilmington, Delaware 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Calculation of PPNR:
Net income (GAAP)	$60,902	$3,967	$95,611	$64,869	$160,752
(Less)/plus: Income tax (benefit) provision	22,425	1,737	31,687	24,162	53,094
Plus/(less): Provision for (recovery of) credit losses	8,268	18,971	(67,563)	27,239	(87,723)
PPNR (non-GAAP)	$91,595	$24,675	$59,735	$116,270	$126,123